Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

With respect to our report dated March 28, 2017 on the consolidated financial statements of Document Security Systems, Inc. and Subsidiaries as of and for the years ended December 31, 2016 and 2015, appearing in this Annual Report on Form 10-K of Document Security Systems, Inc. and Subsidiaries for the year ended December 31, 2016. We consent to the incorporation by reference in the following:

Registration Statement No. 333-171940 (Form S-3)
Registration Statement No. 333-191704 (Form S-3)
Registration Statement No. 333-128437 (Form S-8)
Registration Statement No. 333-134034 (Form S-8)
Registration Statement No. 333-182455 (Form S-8)
Registration Statement No. 333-190870 (From S-8)

/s/ FREED MAXICK CPAs, P.C.
Rochester, New York
March 28, 2017